UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

AHP Servicing LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10899

Delaware (State or other jurisdiction of incorporation or organization)	32-0536439 (IRS Employer Identification Number)
440 S. LaSalle Street, Suite 1110, Chicago, IL (Address of principal executive offices)	60605 (Zip Code)

(866) 247-8326
Registrant’s telephone number, including area code

Series A Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

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Part II

The Company and its Affiliates

AHP Servicing LLC, is a Delaware limited liability company formed to provide a mortgage servicing platform capable of effectively and efficiently servicing non-performing (delinquent) mortgage loans by working for the interests of all stakeholders (homeowners, investors, and the servicer) and maximizing the use of technology. In 2020 the Company also began to originate mortgage loans in jurisdictions where appropriate licensing was obtained. We refer to AHP Servicing LLC as the “Company” or by words like “we” or “us”.

Neighborhoods United, LLC, a Delaware limited liability company (“Neighborhoods United”), owns the majority of the Common Stock of the Company. Jorge Newbery and Echeverria Newbery are the majority owners of Neighborhoods United. Neighborhoods United is also the sole owner of both the manager and investment manager of American Homeowner Preservation 2015A+, LLC (“2015A+”), which began an offering of securities to investors under Regulation A on May 25, 2016 and ended the offering on May 24, 2018. Like the Company, 2015A+ used the proceeds of its offering to invest in non-performing mortgage loans (although unlike the Company, 2015A+ is not a mortgage loan servicer). The Company has entered into a mortgage servicing agreement to service the mortgage portfolio of 2015A+.

American Homeowner Preservation, LLC, or “AHP,” is a limited liability company organized under the laws of Delaware. AHP and its affiliates are also involved in buying distressed mortgage loans and trying to work out amicable resolutions with homeowners. AHP is managed and controlled by entities in turn owned by Neighborhoods United.

AHP Title Holdings LLC (“AHP Title”) is also an affiliate of the Company and engages in the same line of business as the Company (i.e. buying and resolving distressed loans). It also engages in the business of making credit improvement loans and the issuance of title insurance policies. AHP Title is managed by a Board of Directors, which is in turn controlled by Jorge Newbery, a direct or indirect owner of each of the Company, AHP, AHPS and AHP Title.

PREREO LLC or “PreREO” is also an affiliate of the Company. PreREO offers an online marketplace for buying and selling of distressed loans. PreREO will also engage in the same line of business (i.e. buying and resolving distressed loans). PreREO is a limited liability company with 2015A+, a Delaware limited liability company, as the sole common member. The Company may share certain corporate services such as human resources, marketing, and information technology, with PreREO, and otherwise contract with PreREO for provision of services offered by PreREO.

America's Trustee Services LLC (“ATS”) is also an affiliate of the Company. ATS is a full-service trustee company, providing default and foreclosure solutions across multiple states. The Company may share certain corporate services such as human resources, marketing, and information technology, with ATS, and otherwise contract with ATS for provision of services offered by ATS.

Debt Cleanse Group Legal Services, LLC (“Debt Cleanse”) is also an affiliate of the Company. Debt Cleanse is a legal plan start-up which helps consumers and small businesses resolve their unaffordable debts. The Company may share certain corporate services such as human resources, marketing, and information technology, with Debt Cleanse, and otherwise contract with Debt Cleanse for provision of services offered by Debt Cleanse.

The Company’s business and affairs are overseen by a Board of Directors (the “Board”), which currently consists of Mr. Newbery and Ms. Newbery. Ms. Newbery was appointed by Mr. Newbery and Mr. Newbery has the right to appoint additional members to the Board at any time. Additionally, the Company’s LLC Agreement (the “LLC Agreement”) grants Mr. Newbery one vote per occupied Board seat on any matter before the Board, effectively giving Mr. Newbery complete control over the Company

MBE Certification

On December 16, 2019, the Company was nationally certified as a qualifying Minority Business Enterprise by the Chicago affiliate of the National Minority Supplier Development Council, Inc. This recognition as an MBE is expected to enhance opportunities for business with certain private enterprises and governmental agencies who seek to increase business activity with MBEs.

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Caution Regarding Forward-Looking Statements

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in this offering;

•	risks associated with COVID-19 generally and its substantially negative impacts on the labor and real estate markets which may impact a borrower’s ability to pay his/her mortgage;

•	risks associated with federal, state, and local mortgage forbearance and foreclosure moratorium laws which may impact our ability to effectively service a loan;

•	delays in court proceedings as a result of shut downs implemented in various states which may impact our ability to effectively and efficiently service a loan;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	risks associated with a newly formed business, including our ability to develop a reputation and brand identify, attract and retain qualified personnel, raise capital, control cost, respond to competitors, manage growth, and implement adequate accounting, financial, and other systems and controls, among other challenges;

•	our ability to obtain sufficient servicing customers outside of servicing pools owned by related parties;

•	risks associated with the highly competitive distressed residential mortgage market, including the potential ability of competitors who may have lower cost of capital, better access to leverage, or other advantages over the Company;

•	attracting and retaining key personnel, including our founder, Mr. Newbery;

•	risks associated with various federal, state, and local licensing requirements, consumer protection laws, foreclosure laws, and regulatory oversight;

•	our ability to obtain and maintain servicing licenses in all states where such a license is required;

•	our ability to comply with each mortgage servicing client’s standards and policies;

•	risks associated with institutional mortgage lenders “in-sourcing” mortgage servicing activities, limiting our potential pool of servicing customers;

•	the speculative nature of real estate investing in general, and residential properties in particular;

•	our inability to calculate the value of mortgages that are in default;

•	exposure to liability relating to environmental and health and safety matters;

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•	the risk a homeowner could initiate lengthy legal proceedings, including filing for bankruptcy, which would delay, complicate, or increase the cost of foreclosure;

•	the impact on local laws that could hinder our ability to foreclose on the underlying real estate;

•	the failure of the original lender or prior mortgage holder to comply with legal or technical requirements of the loan documents;

•	the potential that homeowners lied on their loan application about certain information, including ownership of the underlying real estate or the existence of prior liens;

•	risk that the seller of a loan to the Company misrepresented or omitted important information to us;

•	risks that a homeowner asserts claims against the Company based on a theory of “lender liability;”

•	risks associated with geographic and asset class markets where we may have – or end up having – a high concentration of investments;

•	risks associated with the collection, processing, storage, use, and disclosure of personal information of borrowers, including names, addresses, social security numbers, bank account numbers, credit card numbers, and credit history information, including our ability to comply with various federal, state, and local laws governing data privacy and protection;

•	our inability or failure to complete our due diligence process on the mortgages we purchase, including our inability to obtain or confirm important information about the loan, the borrower, or the residential property, which may be inaccurate, incomplete, hidden, or unavailable;

•	our reliance on third parties to provide essential services to the Company;

•	our potential need to raise additional capital in the future, and the availability of such funding on terms favorable to the Company;

•	risks associated with leverage and the Company’s potential need to borrow funds to purchase assets;

•	risks associated with competing objectives generally, and with competing financial and societal goals (including the desire to help homeowners retain their homes) specifically;

•	risks associated with breaches of our data security;

•	exposure to litigation or other claims;

•	legislative or regulatory changes impacting our business or our assets (including changes to SEC guidance related to Regulation A or the JOBS Act);

•	changes in business conditions and the market value of our assets, including changes in interest rates, borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act, the Investment Company Act and other laws; and

•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described in our Offering Circular under “Risk Factors,” the inclusion of such forward- looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

Overview

The Company was formed to provide a mortgage servicing platform capable of effectively servicing non-performing (delinquent) mortgage loans by working for the interests of all stakeholders (homeowners, investors, and the servicer) and maximizing the use of technology. We expect to invest in (buy) primarily non-performing mortgage loans and related assets, such as contracts for deed and REO (bank or lender owned) assets. We also intend to acquire mortgage servicing rights, including by purchasing servicing rights from other servicers and/or by acquiring other companies engaged in mortgage servicing. Additionally, we intend to offer first and second lien mortgage loans primarily to under-served markets, seeking first mortgage, purchase and refinance loan amounts primarily between $5,000-$75,000.

Regulation A Offering

The Company offered to the public shares of its Series A Preferred Stock pursuant to an offering under Regulation A (the “Offering”) and an Offering Circular dated November 5, 2018 (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company. The Offering began on November 5, 2018. As of September 20, 2021, the Offering was terminated. The Company sold 6,015,916 shares of Series A Preferred Stock in the Offering and received aggregate proceeds of $60,159,160. We refer to the purchasers of Series A Preferred Stock as “Investors.”

Investment Objectives and Strategy

The Company is able to buy distressed residential mortgage loans at significant discounts to their unpaid principal balances and the current market values of the collateralized real estate. We were formed as a Delaware limited liability company to acquire such loans and leverage technology to service these loans and work with homeowners to modify the loan, obtain another resolution, collect payments, and perform related servicing functions. Our business model allows us to drive efficiencies, deliver better results for all stakeholders, and take significant market share from established servicers.

Our investment strategy is centered around being one of only a few national, institutional-quality buyers (with committed capital) for these lower dollar-value assets. The Company seeks to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers. Typically, these assets will primarily be U.S. single-family residential mortgage loans secured by one-to-four-family homes but we may also acquire (i) direct interests in real estate; (ii) loans secured by other asset types; and/or (iii) commercial loans. However, we expect that mortgage loans secured by one-to-four-family homes will comprise more than ninety (90%) percent of our total portfolio.

We purchase our loans from a variety of sources, including (i) banks and other depository institutions; (ii) private lenders; (iii) government-related agencies acting as receivers; (iv) hedge funds; and (v) other private holders of loans. If portfolios of these loans are divided in “tranches,” we typically purchase the highest-risk tranche which suits our skillset and business model.

To help analyze data on a prospective loan and make accurate bids, our management team utilizes a proprietary pricing model developed by our founder and utilized by other entities affiliated with our founder, which has been continuously refined since 2011. If the Company wins the initial bid, we order a title report and broker’s price opinion and perform additional due diligence. Our original bid may be adjusted based on these factors and revised bids are then submitted to the seller. If the seller accepts our bid and we purchase a loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. This may result in:

•	Reinstatement of the loan if the borrower is willing and able to bring the loan current either in lump sum payment or by making payments over time. After the loan is current and has a history of timely payments, we typically sell the loan if we or a related company own it.

•	Settlement of the loan if the borrower (i) has a short sale buyer; (ii) can refinance; or (iii) otherwise has cash on hand, which we may accept for less than its face amount.

•	Modification of the loan, including lowering the interest rate, extending the term and/or reducing the principal owed. After the loan is modified and develops a history of timely payments, we typically sell the loan if we or a related company own it.

•	Obtaining a deed in lieu of foreclosure if the property is vacant or the homeowner no longer wishes to keep the property. Typically, we will end up selling the property after we acquire it.

•	Foreclosing on the property which we typically do as a last resort since it usually involves a lower return and slower recovery than a consensual resolution.

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Sometimes, we may also pursue a joint venture, participation agreement, or other analogous financing model to acquire our loans involving us, a lender, and an unrelated investor. Typically, the lender would finance up to 65% of the purchase price of a portfolio of loans, with the Company and the investor financing the remaining portion. The Company would be the owner and servicer of the acquired loans and profits realized from the portfolio, if any, would be divided among the parties based on a pre-determined agreement.

Our corporate office is located at 440 S. LaSalle Street, Suite 1110, Chicago, IL 60605. Our telephone number is: (866) 247-8326. Information regarding our company is also available on our website at www.ahpservicing.com.

Information contained on or accessible through, our website is not incorporated by reference into and does not constitute a part of this Annual Report or any other report or documents we file with or furnish to the SEC.

Opportunity and Market Overview

Our senior management team has a proven track record of success in the special servicing space and we have experience designing strategies and executing on tactical plans for large sub-prime mortgage companies. We have deep relationships in the distressed mortgage loan industry and our proprietary collection and loan management technology allows us to get to market quickly with minimal overhead or significant capital commitments.

Lack of Allocation Requirements

Nothing in our charter, organizational documents or otherwise provides for restrictions or limitations on the percentage of our investments that must be (i) in a given geographic area, (ii) of a particular type of real estate, or (iii) acquired utilizing a particular method of financing. The Board may change our targeted investments and investment guidelines without specific restrictions or limitations related to geographic location, diversification, or otherwise.

Risk Management

We seek to manage risk through the use of our servicing platform to maximize the efficiency of our operations and interactions. We have also tasked our Board with monitoring and analyzing our portfolio to minimize risk.

Borrowing and Leverage Policy

We may utilize leverage in our investment program when the Board considers it appropriate, including to acquire portfolio investments. The Company will also incur liabilities in the nature of trade debt in the ordinary course of business. Where we borrow money to buy loans, the amount of the borrowing typically does not exceed seventy (70%) percent of the price of the loans. The use of leverage may, in certain circumstances, maximize the adverse impact to which the Company’s investment portfolio may be subject. Our Board may from time to time modify our leverage policy in its discretion.

Liquidity and Capital Resources

Our Offering was concluded on September 20, 2021. We raised $60,159,160 in sales of Series A Preferred Stock.

Under Section 3.2 of the Company’s Authorizing Resolution, the Board must try to return all of the money invested by each Investor within five (5) years after his/her/its investment. If the Company does not have enough money, holders of Series A Preferred Stock might receive a return later than five (5) years, or not at all. If the Company is as profitable as we project, investors may receive a return of their investment sooner than five years.

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Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many companies to acquire mortgage servicing rights and mortgage servicing business. Many of our competitors are large, established players in the mortgage servicing business, such as commercial banks and publicly-traded mortgage servicers. Many of our competitors are substantially larger than us and have greater access to capital, technical and marketing resources, and may have lower funding costs. Likewise, many companies and individuals compete to invest in the same kinds of loans the Company buys. The more competition there is to acquire loans, the more the Company will be required to pay for loans and the more risk the Company will be required to assume to obtain a given return on its investments. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

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Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

For year ending December 31, 2021 (the “Operating Period”) the Company generated $9,551,828 in revenue, which included $1,250,127 of servicing fee revenue and $150,100 of asset management fee revenue. At the end of the Operating Period the Company had 130 servicing clients and 2,497 serviced assets. Operating losses over the Operating Period totaled $340,163 and were primarily driven by personnel expenses of $5,218,380 resulting from front loaded hiring to ensure there is capacity and expertise to manage future growth in the servicing portfolio.

In October 2020, the Company established a wholly-owned division , AHP Mortgage Direct (“Mortgage Direct”), that focuses on originating small balance first mortgages between $5,000 and $75,000. During the Operating Period, Mortgage Direct originated 80 loans which generated $100,031 in revenue, including revenues from loan originations and related fees.

As of December 31, 2021, the Company had assets totaling $57,220,802 on the balance sheet, including mortgage loans and REOs held for sale of $48,913,803 and cash of $1,136,276 and total liabilities of $21,834,215.

Liquidity and Capital Resources

Our offering statement on Form 1-A, pursuant to which we offered to sell up to $50,000,000 of Class A interests, was declared effective by the Securities and Exchange Commission on November 5, 2018. We subsequently increased the amount of the offering on May 4, 2021 up to $75,000,000. As of December 31, 2021 we have raised $60,159,160 in Class A interests, of which $14,619,577, was raised during the Operating Period.

During the Operating Period, the Company obtained forgiveness of its Paycheck Protection Program loan in the amount of $396,640 from Susser Bank. In addition, the Company obtained a second Paycheck Protection Program loan in the amount of $881,356 from Susser Bank. In January, 2022 the Company obtained forgiveness of its Paycheck Protection Program loan in the amount of $881,356 from Susser Bank The Company also, owes $500,0000 to the Small Business Administration and $18,538,533 to Keystone National Group, LLC, The Company may utilize debt financing to purchase additional non-performing mortgages.

Trend Information

During the Operating Period, the Company continued to be impacted as a result of the COVID-19 pandemic. While this had a negative impact on some aspects of our business (e.g., it was difficult to foreclose on residential mortgages while various federal, state and local moratoriums were in place), the federal government’s response to the pandemic had many positive impacts as well. Among them:

•	According to the U.S. Bureau of Economic Analysis, real gross domestic product in the United States grew by a strong 6.3%, with many economic forecasters projecting continued strong growth through the rest of the year. Higher levels of economic growth mean more money flowing through the economy and more opportunities for borrowers to find gainful employment. This in turn makes it easier to service our loans and the loans we service for others because it means that borrowers now have a more meaningful opportunity to rework and/or pay off defaulted loans.

•	According to Pew Research, between the second quarter of 2019 through the second quarter of 2021, the median hourly wages of high-wage workers increased from $50.59 to $52.68 and the median for low-wage workers increased from $10.79 to $11.70. Higher wages make it less likely a borrower defaults on a loan and more likely we are able to, on behalf of ourselves and/or our partners, to resell previously distressed loans as performing loans on the secondary market. Moreover, more payments made by borrowers on time means more money we can distribute as part of our normal business operations and the less expense we incur in serving these loans.

•	According to the U.S. Bureau of Labor Statistics, the United States seasonally-adjusted unemployment rate has dropped significantly to 5.2% as of August 2021, down from roughly 15% during the height of the pandemic. This drop in unemployment has been felt across all demographic and socioeconomic indicators, meaning that the dark days of the pandemic-induced recession appear to be behind us, although there is still much work to be done in order to backfill all of the losses from the pre-pandemic levels. However, more people with jobs paying higher wages is always a positive development in the mortgage servicing industry since it means more money to distribute to Investors and lower costs to service each loan.

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At the same time, the Company still faces many obstacles in navigating the COVID-19 pandemic and its related policy and economic impacts. In addition to the foreclosure and eviction moratoriums that prevented us from taking action on particularly difficult loans:

•	The United States is still experiencing high levels of new coronavirus cases and deaths which will likely continue to impact both borrowers and the Company’s core business operations. Greater viral spread means more opportunities for the pandemic to impact borrowers directly (or indirectly through a friend or family member) which would impact our ability to work with the borrower to improve their situation. In the worst cases, some of our borrowers may die or become hospitalized for a significant amount of time or someone they are close with may do the same. Even in the best case scenario, many persons who are infected with COVID-19 recover but still have long-lasting effects commonly referred to as “long COVID.” In either situation, this can make it difficult for us to properly service our borrowers which will also impact our return to our Investors.

•	The substantial influx of government aid to fight the pandemic and the resulting economic growth have led to an increase in inflation not seen in more than a decade. While many experts believe this inflation is only temporary and will only affect a few industries long-term, it is possible these experts are wrong and that the current levels of inflation will continue to rise in the future. In addition, Congress is still discussing several large infrastructure plans that will inject trillions of more dollars into the economy which could contribute to an additional rise in inflation. However, given the relative stability of the real estate market, we believe the industry and the Company are well-situated to survive fluctuations in inflation.

•	With mortgage rates remaining near all-time lows and with the tremendous influx of new capital into U.S. markets as a result of various governmental stimulus efforts, the broader real estate market has arguably never been more attractive for investors. While this may ultimately lead to more opportunities in the marketplace, it will almost certainly cause new competitors to enter the marketplace as well. We believe that the Company is well-positioned to continue growing in the future and to thrive despite the entrance of these new market participants, but such competition could impact our business at least in the short to medium term.

Although we have no way of knowing if these trends will continue in the future, we believe that the balance of the evidence shows favorable operating conditions for the Company moving forward.

Item 3. Directors and Officers

Our Board of Directors, Officers & Key Employees

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. The current board members who have served since the formation of the entity are Jorge Newbery and Echeverria Newbery. All of our directors are appointed by Mr. Newbery. As a result, we do not have any independent directors or management and conflicts of interest that may arise. None of the directors are or have been involved in any material legal proceedings during the past ten years.

Although the number of board members may be increased or decreased, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed for fraud, gross negligence or willful misconduct as determined by non-appealable decision of a court of competent jurisdiction.

The LLC Agreement vests exclusive authority over the business and affairs of the Company in a three-member Board of Directors, with our founder, Jorge P. Newbery, being one of the three members and having the right to appoint the other two members. Further, the LLC Agreement gives Mr. Newbery that number of votes on any decision of the Board equal to the number of seats on the Board. Thus, Mr. Newbery will control all decisions of the Board and will have complete control over the Company. At this time, the Board is composed of Jorge P. Newbery (our Founder and CEO), and Echeverria Newbery, with one vacancy.

The LLC Agreement authorizes the Board to appoint officers of the Company from time to time, and give them such duties and responsibilities as the Board shall determine.

Investors do not have voting rights, except in connection with certain stockholder approvals required in connection with certain material amendments to the LLC Agreement. Among other things, this means that Investors will not have the right to elect Board members or officers, remove Board members or officers, or generally vote on or otherwise approve or reject any decisions or actions of the Company.

Under Delaware law, our directors must perform their duties in good faith and in a manner each director believes to be in our best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties. As a result, we do not have any independent directors or management and conflicts of interest may arise.

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Our general investment and borrowing policies are set forth in this offering circular. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers follow these policies and that these policies continue to be in the best interests of our shareholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this offering circular.

In addition to the two directors, the Company has several officers and key employees who have or will contribute to the Company each of whom is discussed more fully below.

Jorge Newbery, CEO and Director

Jorge Newbery founded American Homeowner Preservation LLC in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. He was the President of Budget Real Estate Inc. from1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Even 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Echeverria Newbery, Director

Ms. Newbery earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Newbery is a principal and minority owner of Neighborhoods United, which owns the majority of the Common Stock of the Company. Ms. Newbery contributed to American Homeowner Preservation LLC since its founding, most recently as Chief Operating Officer from September 2013 through March 2018.

Eric Seabrook, President, AHP Servicing

Eric Seabrook joined the Company in April 2021 as President. Mr. Seabrook has over 20 years of experience in the mortgage industry, specializing in loan servicing over the past 15 years. Mr. Seabrook is known for his ability to build loan servicing operations demonstrated by his success at both LenderLive and Matrix Servicing. Prior to joining the Company, Mr. Seabrook was Executive Vice President at Selene Finance, LP, where he was head of Business Development, Portfolio Management and Marketing. Mr. Seabrook’s experience includes management positions at PHH Mortgage, Sutherland Global, LenderLive, Matrix, and Ditech.

Robert Camerota, President AHP Mortgage Direct

Mr. Camerota joined the Company as Vice President in January 2020. Mr. Camerota is part of our Executive Leadership team; he specializes in Loan Origination. Mr. Camerota has been in the mortgage industry for over 30 years now. His is well known for his incredible expertise and remarkable loan origination process, along with his vast knowledge of mortgage operations.

Prior to joining the Company, Robert was the Senior Vice President at GMAC ResCap where he was head of mortgage operations. In that role, Mr. Camerota led the planning, management and administration phases of GMAC ResCAp, Consumer Services Operations Group, managing an annual budget of $132 million, including an oversight of 1st and 2nd mortgage fulfillment for GMAC Residential Retail.

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Chuck Halko, Chief Financial Officer

Mr. Halko has been the Chief Financial Officer of the Company since July 19, 2021. In his role, Mr. Halko is responsible for all aspects of the financial management of the Company, including corporate tax strategies, treasury management, corporate and mortgage accounting and investor relations. He is a results-driven leader who offers broad management, with a concentration on internal controls and strategic planning to the Company’s management.

Prior to joining the Company, Mr. Halko served as the Chief Financial Officer of Selene Finance LP. Mr. Halko has more than 30 years in the financial services industry. Mr. Halko is a graduate of Fox School of Business of Temple University, with a bachelor’s degree in finance and real estate.

Leta McLaughlin, Director of Business Development

Mrs. McLaughlin earned her bachelor's degree in journalism from California State University, Long Beach.

Mrs. McLaughlin joined the Company in September 2019 as Director of Business Development. Prior to joining the Company, from 2014 to 2019, Mrs. McLaughlin was the Director of Business Development for RockTop Partners and Ursus Holdings, where she sourced both buyers and sellers of residential loan portfolios, including financial institutions, mortgage companies, and private equity funds. Previously, Mrs. McLaughlin sold residential real estate in Northern California and worked in corporate private investigations.

Executive Officers of Company

Name	Age	Position	Term of Office	Approximate House Per Week if Not Full Time
Jorge Newbery	55	Chief Executive Officer, and Director	Mr. Newbery will remain in office until he resigns or is removed.	Full Time
Echeverria Newbery	53	Board Member, Director of Human Relations	Ms. Newbery will remain in office until she resigns or is removed.	(Director)
Eric Seabrook	42	President	Mr. Seabrook serves on an “at-will” basis.	Full Time
Robert Camerota	62	Vice President	Mr. Camerota serves on an “at-will” basis.	Full Time
Chuck Halko	54	Chief Financial Officer	Mr. Halko serves on an “at-will” basis.	Full Time
Leta McLaughlin	55	Director of Business Development	Ms. McLaughlin serves on an “at-will” basis.	20 Hours

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Compensation of Executive Officers

The table below presents the annual compensation of each of the three highest paid executive officers and directors of the Company for the 2021 fiscal year

Name	Title	Annual Cash Compensation	Other Compensation	Total Compensation
Jorge P. Newbery	CEO, & Director	$315,000	$0	$315,000
Eric Seabrook	President	$275,000	$0	$275,000
Robert Camerota	President AHP Mortgage Direct	$250,000	$0	$250,000

The Company’s directors do not receive additional compensation for their service on the Board or attendance at Board meetings.

The Company does not have any ongoing plan or arrangement regarding future compensation of directors or executive officers.

Family Relationships

Mr. Newbery and Ms. Newbery are married. Mr. McLaughlin and Ms. McLaughlin are married. There are no other family relationships among the directors, executive officers, and significant employees of the Company.

Item 4. Security Ownership of Management and Certain Security Holders

The Company’s Common Stock is the only class of voting stock. The following chart reflects the beneficial ownership of Common Stock by certain persons and groups of persons as of December 31, 2021 and April 30, 2022[1] [2]

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock	Amount and Nature of Beneficial Ownership of Common Stock Acquirable	Percent of Common Stock
Jorge P. Newbery 440 S. LaSalle Street, Suite 1110 Chicago, IL 60605	80,000*	0	100%
Neighborhoods United, LLC 440 S. LaSalle Street, Suite 1110 Chicago, IL 60605	80,000*	0	100%
All directors and executive officers as a group	80,000**	0	100%

* Pursuant to Neighborhood United’s Limited Liability Company Agreement, Mr. Newbery has the sole power to appoint and remove the members of Neighborhoods United’s Board of Directors at will, and is entitled to cast a majority of the votes of the Board of Directors on any matter to be acted upon by the Board of Directors. Accordingly, the shares of the Company’s Common Stock owned of record by Neighborhoods United have also been deemed beneficially owned by Mr. Newbery for purposes of this table.

** Includes 80,000 shares of Common Stock beneficially owned by Neighborhoods United and Mr. Newbery.

_____________

[1] Note to Company: please confirm as of “the most recent practicable date” and identify that date.

[2] Note to Company: If Directors or officers own any Preferred Stock, or if any single investor (or group acting together) own 10% or more of the Preferred Stock, we should probably set forth those holdings in a table. Please advise.

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Interest of Management and Others in Certain Transactions

Jorge P. Newbery and Echeverria Newbery, who are husband and wife, own Neighborhoods United.

Mr. Newbery and Ms. Newbery also control various investment programs involved in investing in non-performing mortgage loans and real estate generally, including 2015A+. The Company has entered into an agreement captioned “Residential Mortgage Special Servicing Agreement” (the “Servicing Agreement”) with 2015A+ pursuant to which the Company will serve as special servicer for 2015A+’s mortgage portfolio (beginning initially with a portion of that portfolio, although the parties intend over time to transfer all servicing activities to the Company as third-party servicers are phased out). Pursuant to the Servicing Agreement, the Company will be entitled to receive the servicing fees and other income set forth on Exhibit B of the agreement. The Company may enter into similar servicing agreements with other entities affiliated with Neighborhoods United.

The Company has also entered into an Asset Management Agreement with AHP Capital Management, LLC (“AHP Capital”), which serves as the investment manager to 2015A+. AHP Capital is owned by Neighborhoods United. Under the Asset Management Agreement, AHP Capital has delegated its asset management role over 2015A+ loans currently being serviced by third parties to the Company. While those loans are serviced by third parties, the Company will provide asset management services and receive a monthly asset management fee of $60 per loan under the Asset Management Agreement. Once the Company takes over the servicing of any loan subject to the Asset Management Agreement, it will no longer receive the monthly asset management fee (its compensation would at that point be determined under the Servicing Agreement).

In 2021, the Company executed shared services agreements with certain related parties, 2015A+, PreREO, AHP Title, ATS, Debt Cleanse, AHP75 LLC, and AHP Capital whereby the Company performs certain duties for related parties in exchange for payment. These duties include performance of accounting and financial reporting functions, human resources activities, informational technology services, legal services and investor relations support. The shared services agreements call for the repayment of shared expenses or expenses paid on behalf of the related party by the Company. The shared services agreements bear interest at 11% and are due in full on the maturity date of the agreement, December 1, 2022.

Jorge P. Newbery is a Partner in Activist Legal LLP, a law firm based in Washington D.C. Although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms. The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

The Company may engage Activist Legal to represent it in loan workout, foreclosure, bankruptcy and related matters in connection with its business. In doing so, Activist Legal will typically charge the Company (and its other clients) flat rates allowable under Fannie Mae rules. Hourly work is billed at $225 per hour.

Item 6. Other Information

13

Item 7. Financial Statements

AHP SERVICING LLC

FINANCIAL STATEMENTS

As of and for the Year Ended December 31, 2021

And Report of Independent Auditor

14

AHP SERVICING LLC

15

Report of Independent Auditor

To the Members AHP Servicing LLC Chicago, Illinois

Opinion

We have audited the accompanying financial statements of AHP Servicing LLC (collectively, the “Company”), which comprise the balance sheet as of December 31, 2021, and the related statements of operations, cash flows, and members’ equity for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of their operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

cbh.com

16

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Rockville, Maryland

March 31, 2022

17

AHP SERVICING LLC

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash and cash equivalents	$1,136,276
Accounts receivable and servicing advances	462,753
Receivables from related parties	5,726,549
Prepaid expenses and other assets	592,168
Mortgage loans held for sale	41,086,902
Other real estate owned	7,826,901
Property and equipment - Net of accumulated depreciation of $428,308	389,253
Total Assets	$57,220,802

LIABILITIES AND MEMBERS' EQUITY
Liabilities
Accounts payable and accrued expenses	$1,843,046
Notes payable Paycheck Protection Program	881,356
Notes payable	19,109,813
Total Liabilities	21,834,215

Commitments and Contingencies (Note 10)	–

Members' Equity	35,386,587
Total Liabilities and Members' Equity	$57,220,802

The accompanying notes to the financial statements are an integral part of this statement.

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AHP SERVICING LLC

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

Revenue:
Asset management fees	$150,100
Loan origination and servicing fees	1,250,127
Gain on sale of mortgage loans held for sale, net of direct costs of $21,482,646	7,289,991
Other Income	861,610
Total revenue	9,551,828

Net Interest expense:
Interest income	2,427,264
Interest expense	(2,993,987)
Net interest expense	(566,723)
Total revenue net of interest expense	8,985,105

Expenses:
Personnel expenses	5,218,380
Loan operations expenses	613,407
Information technology and communications	1,096,034
Depreciation and amortization	146,286
Office and occupancy	526,419
Professional fees	789,302
Licenses	353,050
Travel and entertainment	276,587
Other expenses	305,803
Total Expenses	9,325,268

Net Loss	$(340,163)

The accompanying notes to the financial statements are an integral part of this statement.

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AHP SERVICING LLC

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2021

Cash flows from operating activities:
Net loss	$(340,163)
Adjustments to reconcile net loss to net cash flows from operating activities:
Gain on sale of mortgage loans and REO held for sale, net	(7,289,991)
Depreciation and amortization	146,286
Changes in assets and liabilities:
Escrow cash	3,051,726
Accounts receivable	459,867
Prepaid expenses and other assets	(249,365)
Accounts payable and accrued expenses	487,747
Escrow liability	(1,143,595)
Net cash used in operating activities	(4,877,488)

Cash flows from investing activities:
Purchase of property and equipment	(86,408)
Proceeds from sale and principal payments on mortgage loans and REO held for sale	32,427,505
Purchases and origination of loans and REO held for sale	(36,777,949)
Receivables from related parties, net	(2,879,637)
Net cash used in investing activities	(7,316,489)

Cash flows from financing activities:
Member contributions	14,619,577
Member distributions	(6,313,861)
Increase in debt, net of repayments	4,358,936
Net cash provided by financing activities	12,664,652

Change in cash and cash equivalents	470,675
Cash and cash equivalents, beginning of year	665,601
Cash and cash equivalents, end of year	$1,136,276

Supplemental disclosure of non-cash operating activities
Non-cash gain on loan foreclosures for REO assets	$1,790,094

The accompanying notes to the financial statements are an integral part of this statement.

20

AHP SERVICING LLC

STATEMENT OF MEMBERS’ EQUITY

YEAR ENDED DECEMBER 31, 2021

Balance, January 1, 2021	$27,421,034
Member contributions	14,619,577
Member distributions	(6,313,861)
Net loss	(340,163)
Balance, December 31, 2021	$35,386,587

The accompanying notes to the financial statements are an integral part of this statement.

21

AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1—Nature of the Organization

Organization – AHP Servicing LLC (the “Company”) is a limited liability company organized on June 27, 2017 under the laws of the state of Delaware. The Company is primarily engaged in the business of originating, selling and servicing residential mortgage loans through its correspondent retail, and direct-to-consumer origination channels. The Company maintains its corporate office in Chicago, Illinois, with branch offices in multiple states. The Company purchases defaulted mortgage loans with the intent to modify or refinance the loan in order to sell the loan in the secondary market. If the Company is unable to modify, refinance, or sell the mortgage loan, then the Company will foreclose on the property taking ownership of the underlying collateral.

Note 2—Summary of significant accounting policies

Basis of Accounting and Use of Estimates – The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These financial statements are presented on the accrual basis of accounting in accordance with U.S. GAAP, whereby, revenues are recognized in the period earned and expenses when incurred.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates that affect certain reported amounts and disclosures. The Company is subject to uncertainty of future events; economic, environmental, and political factors; and changes in the business environment; therefore, actual results could differ from estimates. Accordingly, accounting estimates used in the preparation of the financial statements will change as new events occur, more experience is acquired, additional information is obtained, and the Company’s operating environment changes. Changes are made in estimates as circumstances warrant. Such changes in estimates are reflected in the statements.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash held in bank deposit accounts and short- term, highly liquid investments with original maturities of ninety days or less. The Company maintains its cash on deposit with a well-established and widely known bank headquartered in Ohio, which management considers to be financially stable and credit worthy. Deposited cash balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Accounts Receivable and Servicing Advances – Accounts receivable is comprised of servicing fee receivables that are recorded at the value of the service fee revenue earned. Servicing advances reflect tax and insurance advances and property protection advances made on behalf of investors under servicing agreements. Servicing advances made on behalf of investors under servicing agreements are reimbursable from the investor pursuant to terms of the contract. The Company periodically reviews accounts receivable and servicing advances for collectability and establishes a valuation allowance for estimated uncollectible amounts. No allowance has been recorded as of December 31, 2021, as management has determined that all amounts are fully collectible.

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AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2—Summary of Significant Accounting Policies (continued)

Mortgage Loans Held for Sale and Revenue Recognition – Mortgage loans held for sale are carried at the lower of cost or market.

Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the statement of operations.

Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium.

Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the purchaser.

Other Real Estate Owned – Once an asset has been foreclosed they are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure a valuation allowance is recorded through expense. No allowance has been recorded as of December 31, 2021. Operating costs after acquisition are expensed as incurred.

Property and Equipment, Net – Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the respective assets (principally three to seven years). Internal software development costs are capitalized during the application development stage. The costs capitalized related to external direct costs of materials and services related to the time spent on the project during the capitalization period. Costs related to internally developed software and software purchased for internal use, which are required to be capitalized pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40 are included in property and equipment.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statement of operations. The Company did not recognize any impairment losses during the year ended December 31, 2021.

Stock-Based Compensation – The Company has stock-based compensation, grant-date fair value is determined using management’s estimated value. Compensation cost for service-based equity awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

Fair Value of Other Financial Instruments – Due to their short-term nature, the carrying value of cash and cash equivalents, accounts receivable and servicing advances, receivables from related parties, accounts payable and accrued expenses and notes payable approximate their fair value at December 31, 2021.

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AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2—Summary of Significant Accounting Policies (continued)

Revenue Recognition – FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as the Company’s mortgage loans, as well as revenue related to the Company’s mortgage servicing activities, as these activities are subject to other U.S. GAAP discussed elsewhere within the Company’s notes to financial statements.

Asset Management Fees – The Company performs asset management services for certain mortgage loans held by a related party. Asset management fees are based on a monthly per loan fee in accordance with the underlying agreement and are recognized into revenue on a monthly basis.

Loan Origination Fees – Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat per-loan fee amounts based on a percentage of the original principal loan balance and are recognized as revenue at the time the mortgage loans are funded. Loan origination expenses are charged to operations as incurred.

Interest Income – Interest income on mortgage loans held for sale is recognized for the period from loan funding to sale based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent, or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status.

Loan Servicing Fees – Loan servicing fees represent revenue earned for the servicing of loans for various investors and related entities under contractual servicing agreements. The Company receives monthly servicing fees based on contractual monthly rates as specified in the servicing agreement. The Company also receives special servicing fees for the successful resolution of loans as specified in the servicing agreement. The Company recognizes these revenues when earned. Loan servicing expenses are charged to operations as incurred.

Income Taxes – The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal income tax provision and state income taxes, to the extent possible, have been recorded in the financial statements, as all items of income and expense generated by the Company are reported on the members’ personal income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2021.

24

AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 3—Mortgage loans held for sale

Mortgage loans held for sale are as follows at December 31:

Mortgage loan held for sale	$38,702,635
Deferred costs, net	2,384,267
Mortgage loans held for sale	$41,086,902

Note 4—Property and equipment - net

The following is a summary of property and equipment at December 31, 2021:

Property and equipment, at cost:
Software	$448,804
Computer and equipment	249,565
Furniture, fixtures, and equipment	94,529
Leasehold improvements	24,663
(Less) accumulated depreciation	(428,308)
Total property and equipment, net	$389,253

Depreciation and amortization expense was $146,286 for the year ended December 31, 2021.

Note 5—Notes Payable Paycheck Protection Program

In April 2020, the Company was approved by the U.S. Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) for a Paycheck Protection Program (“PPP”) loan and received proceeds totaling $396,460. Interest is at 1.00% per annum, and the note matures in April 2022. The note has a deferral period of six months beginning the date of the note, during which interest accrues. In April, 2020 the Company received approval of forgiveness of debt from the SBA for principal of $396,460 and interest of $3,856. Total forgiveness of $400,316 is included as a gain on debt forgiveness and is presented in other income in the Statement of Operations for the year ended December 31, 2021.

In February 2021, the Company was approved by the SBA under the CARES Act for a PPP loan and received proceeds totaling $881,356. As of December 31, 2021, the outstanding balance was $881,356. Interest is at 1.00% per annum, and the note matures in February 2026.

25

AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 6—Notes payable

The Company has a warehouse line of credit agreement with NexBank SSB. The warehouse line amount as of December 31, 2021 was $5,000,000. The warehouse line of credit agreement has an interest rate of 1.43% and expires July 19, 2022. Interest expense of $5,786 was incurred for the year ended December 31, 2021. The balance outstanding was $71,280 at December 31, 2021.

As of December 31, 2021, the Company had mortgage loans held for sale pledged as collateral under the above agreement. The above agreement also contains covenants which include certain financial requirements, including maintenance of minimum net worth, minimum liquid assets, maximum leverage ratio, minimum current ratio, and positive net income, as defined in the agreements. The Company was not in compliance with the positive net income debt covenant at December 31, 2021. The warehouse line of credit agreement automatically renews at maturity unless terminated in writing.

During 2020 and 2021, the Company entered into secured promissory notes totaling $30,908,164. Interest is at 12% per annum and the notes mature on September 20, 2022, with the agreements being guaranteed by all the assets of the Company. Interest expense of $2,969,426 was incurred for the year ended December 31, 2021. The balance outstanding was $18,538,533 at December 31, 2021.

In July 2020, the Company obtained an SBA COVID-19 Economic Injury Disaster Loan in the amount of $500,000. The loan has an interest rate of 1.0% and a term of 30 years. Interest expense of $5,070 was incurred for the year ended December 31, 2021. The balance outstanding was $500,000 at December 31, 2021.

Note 7—Custodial funds

The Company held custodial funds related to the loans it services aggregating $2,827,126 at December 31, 2021. These funds are maintained in segregated bank accounts, and these amounts are not included in the assets presented in the balance sheet.

Note 8—Members’ equity

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any debt, obligation, or liability.

The Company’s Proposed Offering (the “Offering”) under Regulation A was qualified by the SEC on November 7, 2018. Under the Offering the Company is offering for sale up to 5,000,000 shares of Series A Preferred Stock at a price of $10 per share.

The Company allows for accredited and non-accredited investors in Series A Preferred Stock. The SEC has specified requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering.

The Board of Directors has exclusive control over all aspects of the Company’s business. As a result, owners of Series A Preferred Stock have no right to participate in the management of the Company and do not have any voting rights. For the year ended December 31, 2021, net member contributions totaled $43,783,813.

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AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 9—Phantom stock plan

During 2021, the Company entered into a Phantom Stock Plan (the “Plan”) to award shares to certain key employees. The total number of shares available to be issued for grants as phantom stock under the Plan shall not exceed more than 20.00% of the issued and outstanding equity of the Company. Phantom stock that is forfeited may be re-granted in accordance with the Plan. The value of phantom stock corresponds to the fair value of the Company’s common stock as defined in the agreements. The phantom shares will vest over a three year service period. As of December 31, 2021 no shares were awarded under the Plan, therefore, the Company did not recognize compensation expense during the year ended December 31, 2021.

Note 10—Commitments and contingencies

Commitments to Extend Credit – The Company enters into interest rate lock commitments with borrowers who have applied for residential mortgage loans who have met certain credit and underwriting criteria. These commitments expose the Company to market risk if interest rates change and the underlying loan is not economically hedged or committed to an investor. The Company is also exposed to credit loss if the loan is originated and not sold to an investor and the mortgagor does not perform. The collateral upon extension of credit typically consists of a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as some commitments are expected to expire without being drawn upon. There were no commitments to originate loans outstanding as of December 31, 2021.

Regulatory Contingencies – The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts.

Operating Leases – The Company leases office space under various operating lease arrangements, which expire through May 2024. Total rent expense under all operating leases amounted to $160,101 for the year ended December 31, 2021, and is included in office and occupancy expense on the statement of operations.

Future minimum rental payments under long-term operating leases are as follows at December 31, 2021:

Years Ending December 31:
2022	$181,219
2023	225,127
2024	219,433
2025	169,539
2026 and thereafter	168,931
$964,249

Legal – The Company operates in a highly regulated industry and may be involved in various legal and regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined, but despite the inherent uncertainties of litigation, management currently believes that the ultimate disposition of any such proceedings and exposure will not have, individually or taken together, a material adverse effect on the financial condition, results of operations, or cash flows of the Company. However, actual outcomes may differ from those expected and could have a material effect on the Company’s financial position, results of its operations or cash flows in a future period. The Company accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal costs are expensed as incurred and are included in general and administrative on the statement of operations.

27

AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 11—Related party transactions

In 2021, the Company executed shared services agreements with American Homeowner Preservation 2015A+, LLC (“AHPS 2015A+”), preREO LLC (“preREO”), AHP Title Holdings LLC (“Title”), America’s Trustee Services LLC (“ATS”), AHP75 LLC (“AHP75”), AHP Capital Management, LLC (“AHP Capital”) and Debt Cleanse Group Legal Services, LLC (“Debt Cleanse”) whereby the Company performs certain duties for related parties in exchange for payment. These duties include performance of accounting and financial reporting functions, human resources activities, informational technology services, legal services and investor relations support. For the year ended December 31, 2021 the Company recorded revenue related to these shared service agreements in the amount of $47,935 and has recorded such amounts in Other income in the Statement of Operations. Additionally, the agreement calls for the repayment of shared expenses or expenses paid on behalf of the related party by the Company. The shared services agreements bear interest at 11% and is due in full on the maturity date of the agreement, December 1, 2022.

The Company has a loan servicing agreement with AHPS 2015A+, a related party through common ownership. Both the Company and AHPS 2015A+ are subsidiaries of Neighborhoods United, LLC. The Company performs asset management services and subservicing for AHP 2015A+. The total amount due from AHPS 2015A+ is $1,831,829 and is included in receivables from related parties on the balance sheets as of December 31, 2021. Total fees recognized as revenue from activities performed for AHP 2015A+ was $637,491 for the year ended December 31, 2021.

In June 2020 the Company purchased a portfolio of mortgages from AHP 2015A+. The purchase price of $6,496,586 was offset with the intercompany note between the two entities. The Company is entitled to a 14% return on their purchase price of the assets with the excess return going back to AHP 2015A+.

preREO was formed to market mortgages held by the Company and third parties for sale to investors and is a subsidiary of AHP 2015A+. preREO LLC generates fee and commission income related to the sale of the mortgages. The Company finances the sale of the mortgage loan to investors. The total amount due from preREO is $629,164 and is included in receivables from related parties on the balance sheets as of December 31, 2021.

Title was formed to perform title insurance services and is a subsidiary of American Homeowner Preservation Inc. The total amount due from Title is $1,202,087 and is included in receivables from related parties on the balance sheets as of December 31, 2021.

ATS is a Dallas TX based law firm and is partially owned by individual principals in the Company. ATS performed foreclosure legal work on mortgages owned by the Company. For the year ending December 31, 2021, the company paid $108,875 to ATS. The total amount due from ATS is $652,709 and is included in receivables from related parties on the balance sheets as of December 31, 2021.

AHP75 was formed to perform real estate broker services and is a subsidiary of American Homeowner Preservation Inc. The total amount due from AHP75 is $307,991 and is included in receivables from related parties on the balance sheets as of December 31, 2021.

AHP Capital was formed to perform investment and advisory services and is a subsidiary of Neighborhoods United, LLC. The total amount due from AHP Capital is $1,101,110 and is included in receivables from related parties on the balance sheet as of December 31, 2021.

Debt Cleanse was formed to perform group legal services to consumers for debt resolution and is a subsidiary of Barrios Unidos LLC. The total amount due from Debt Cleanse is $1,659 and is included in receivables from related parties on the balance sheets as of December 31, 2021.

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AHP SERVICING LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 11—Related party transactions (continued)

Activist is a Washington DC based law firm and is owned by Neighborhoods United, LLC. Activist performed foreclosure legal work on mortgages owned by the Company. For the year ending December 31, 2021, the company paid $2,362,708 to Activist Legal LLC (“Activist”).

Note 12—Subsequent events

In January, 2022 the Company received approval of forgiveness of debt for its PPP loan from the SBA for principal of $881,356 and interest of $8,572.

Management has evaluated subsequent events through March 31, 2022, the date on which the financial statements were available to be issued.

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Exhibits

Exhibit 1A-2A	Certificate of Formation of Company*
Exhibit 1A-2B	Third Amended and Restated Limited Liability Company Agreement*
Exhibit 1A-2C	First Amended and Restated Authorizing Resolution of the Company*
Exhibit 1A-6A	Servicing Agreement between Company and American Homeowner Preservation 2015A+, LLC*

*Filed previously

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Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 6, 2022.

AHP SERVICING LLC

By: /s/ Jorge Newbery___________________

Jorge Newbery, President & CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles E. Halko Jr.

Charles E. Halko Jr, Chief Financial Officer

May 6, 2022

/s/ Jorge Newbery_______________________________

Jorge Newbery, President and Chief Executive Officer

May 6, 2022

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